Exhibit 8.1

SUBSIDIARIES OF THE REGISTRANT

Place of Incorporation
Subsidiaries
LITB, Inc	Delaware, United States
Lanting International Holding Limited	Hong Kong
LightInTheBox Electronics Ltd.	Hong Kong
LightInTheBox Europe Ltd.	Hong Kong
LightInTheBox International Logistic Co., Limited	Hong Kong
Light In The Box Asia Limited	Hong Kong
Light In The Box Limited	Hong Kong
Light Square Limited	Hong Kong
Ezbuy Holdings limited	Hong Kong
LITB Netherlands B.V.	Netherlands
LITB Poland s.p.	Poland
Lightinthebox Trading (Shenzhen) Co., Ltd.	PRC
Wuhan Lightinthebox Cross-border E-commerce Co., Ltd.	PRC
Light In The Box (Chengdu) Technology Co., Limited	PRC
Light In The Box (Suzhou) Trading Co., Limited	PRC
Qianhai Xuyi Information Technology (Shenzhen) Company Ltd	PRC
Ezbuy Holding Co., Ltd	Cayman Islands
Ching International Service PTE.LTD	Singapore
Avant E-Commerce Service PTE.LTD	Singapore
Ching International Service (Malaysia) SDN.BHD	Malaysia
Avant Ecommerce Malaysia SDN.BHD	Malaysia
Ezbuy (Thailand) Co., Ltd	Thailand
PT ezbuy Holdings Indonesia	Indonesia

Variable Interest Entities
Shenzhen Lanting Huitong Technologies Co., Ltd.	PRC
Beijing Lanting Gaochuang Technologies Co., Ltd.	PRC
Shenzhen Xuyi International Logistics Company Limited	PRC
Chongqing Xuyi E-Commerce Company Limited	PRC
Jiaxing Xuyang Logistics Company Limited	PRC

Subsidiary of Variable Interest Entity

Shanghai Ouku Network Technologies Co., Ltd.	PRC